UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                       Securities and Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)
     (2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-12

                                CBRL Group, Inc.
--------------------------------------------------------------------------------
              (Name of the Registrant as Specified In Its Charter)

                                       N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       1) Title of each class of securities to which transaction applies:

                                       N/A
--------------------------------------------------------------------------------

       2) Aggregate number of securities to which transaction applies:

                                       N/A
--------------------------------------------------------------------------------

       3) Per unit price of other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

                                       N/A
--------------------------------------------------------------------------------

       4) Proposed maximum aggregate value of transaction:

                                       N/A
--------------------------------------------------------------------------------

       5)Total fee paid:
                                       N/A
--------------------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1) Amount Previously Paid:
                                       N/A
--------------------------------------------------------------------------------

       2) Form, Schedule or Registration Statement No.:

                                       N/A
--------------------------------------------------------------------------------

       3) Filing Party:
                                       N/A
--------------------------------------------------------------------------------

       4) Date Filed:
                                       N/A
--------------------------------------------------------------------------------

                           [Logo of CBRL Group, Inc.]



Dear Shareholder:

     We have enclosed with this letter the Proxy Statement for our 2004 Annual Meeting of Shareholders and our 2004 Annual Report. We hope you find them interesting and useful in understanding your company.

     The Annual Meeting will be held on Tuesday, November 23, 2004, at 10:00 a.m. Central Time, at our offices at 305 Hartmann Drive, Lebanon, Tennessee 37087, and you are most welcome to attend.

     At this year's meeting, you will have an opportunity to vote on the election of 9 directors, vote on certain changes to the CBRL 2002 Incentive Compensation Plan, and approve the selection of Deloitte & Touche LLP as CBRL's independent registered public accounting firm. We will discuss CBRL and its performance during the past fiscal year, particularly commenting on the results of business operations of our Cracker Barrel Old Country Store(R) and Logan's Roadhouse(R) restaurants. Representatives from our independent registered public accounting firm also will be available at the meeting and we will try to answer your appropriate questions as well as we can following our report.

     Your interest in CBRL and your vote are very important to us, so please review the Proxy Statement and our Annual Report in detail and return your proxy card as soon as possible. We all want your vote to be represented at the Annual Meeting. For those of you who plan to visit with us in person at the Annual Meeting, we look forward to seeing you, and please have a safe trip.

                                           Sincerely,

                                           /s/ Dan W. Evins
                                           Dan W. Evins
                                           Chairman


                                           /s/ Michael A. Woodhouse
                                           Michael A. Woodhouse
October 22, 2004                           President and Chief Executive Officer

                           [Logo of CBRL Group, Inc.]





                               305 Hartmann Drive
                            Lebanon, Tennessee 37087

                    Notice of Annual Meeting of Shareholders

                          DATE:   Tuesday, November 23, 2004


                          TIME:   10:00 a.m. Central Time


                         PLACE:   305 Hartmann Drive
                                  Lebanon, Tennessee 37087


             ITEMS OF BUSINESS:   1) to elect 9 directors;
                                  2) to vote on certain changes to the CBRL 2002
                                     Incentive Compensation Plan;
                                  3) to approve the selection of Deloitte &
                                     Touche LLP as our independent registered public accounting firm for the 2005 fiscal year; and
                                  4) to conduct other business properly brought
                                     before the meeting.


                  WHO MAY VOTE:   You may vote if you were a shareholder of
                                  record on September 24, 2004.


               DATE OF MAILING:   This Proxy Statement and the form of proxy are
                                  first being mailed to shareholders on or about
                                  October 22, 2004.

                                  By Order of the Board of Directors,


                                  /s/ James F. Blackstock
                                  James F. Blackstock
                                  Secretary

                                  Lebanon, Tennessee
                                  October 22, 2004

                                TABLE OF CONTENTS

GENERAL INFORMATION............................................................1

VOTING MATTERS.................................................................3

PROPOSAL 1: ELECTION OF DIRECTORS..............................................6

BOARD OF DIRECTORS AND COMMITTEES.............................................11

EXECUTIVE COMPENSATION........................................................15
         Summary Compensation Table...........................................15
         Option Grants in Last Fiscal Year....................................16
         Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End
         Option Values........................................................16
         Equity Compensation Plan Information.................................17
         Do any named executive officers have employment agreements?..........18
         What are the terms of Mr. Evins' employment agreement?...............18
         What are the terms of Mr. Woodhouse's employment agreement?..........19
         Does CBRL have any other agreements with its named executive officers?............................................................19
         What are the material terms of the change in control agreements?.....20
         Has the Board adopted a code of ethics for senior financial officers?............................................................20
         Compensation Committee Interlocks and Insider Participation..........20

COMPENSATION AND STOCK OPTION COMMITTEE REPORT................................21

AUDIT COMMITTEE REPORT........................................................24

CERTAIN TRANSACTIONS..........................................................26

SHAREHOLDER RETURN PERFORMANCE GRAPH..........................................27

STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS...................28

PROPOSAL 2: AMENDMENT OF 2002 INCENTIVE COMPENSATION PLAN.....................29

PROPOSAL 3: APPROVAL OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING
FIRM..........................................................................31

FEES PAID TO AUDITORS.........................................................32

SHAREHOLDER PROPOSALS FOR 2005 ANNUAL MEETING.................................33

SHAREHOLDER COMMUNICATIONS....................................................33

ANNUAL REPORT AND FINANCIAL INFORMATION.......................................33

OTHER BUSINESS................................................................34

Appendix A--Form of Proxy Card...............................................A-1

GENERAL INFORMATION


--------------------------------------------------------------------------------

What is this document?

     This document is the Proxy Statement of CBRL Group, Inc. being sent in connection with our Annual Meeting of Shareholders to be held on Tuesday, November 23, 2004. A form of proxy card accompanies this document.

     We have tried to make this document simple and easy to understand. The Securities and Exchange Commission ("SEC") encourages companies to use "plain English" and we will always try to communicate with you clearly and effectively. We will refer to your company throughout as "we" or "us" or "CBRL."


Why am I receiving a proxy statement?

     We are sending this Proxy Statement and the form of proxy card to you to solicit your proxy (i.e., your permission) to vote your shares of CBRL stock upon certain matters at the Annual Meeting.


Who is paying the costs of the proxy statement and the solicitation of my proxy?

     CBRL will pay all expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, and all costs of any proxy solicitor employed by us.


Who is soliciting my proxy and will anyone be compensated to solicit my proxy?

     Your proxy is being solicited by and on behalf of our Board of Directors. In addition to solicitation by use of the mails, proxies may be solicited by our officers and employees in person or by telephone, facsimile or other means of communication. Our officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with any solicitation. We also may reimburse custodians, nominees and fiduciaries for their expenses in sending proxies and proxy material to beneficial owners.

     We retain Corporate Communications, Inc., 523 Third Avenue South, Nashville, Tennessee to assist in the management of our investor relations and other shareholder communications issues. Corporate Communications, Inc. receives a fee of approximately $2,000 per month, plus reimbursement of out-of-pocket expenses. As part of its duties, Corporate Communications, Inc. assists us in the general solicitation of proxies.

     We may also employ a professional proxy solicitation service and we will pay all costs of that solicitor.

     We will employ SunTrust-Atlanta to receive and tabulate the proxies, and independent inspectors of election will certify the results.

What is CBRL Group, Inc.?

     We are the parent of the following wholly-owned subsidiaries: Cracker Barrel Old Country Store, Inc. ("Cracker Barrel") and Logan's Roadhouse, Inc. ("Logan's"). Each of these companies is a Tennessee corporation. Through Cracker Barrel, we also own a number of related operating companies.


Where is CBRL Group, Inc. located?

     Our corporate headquarters are located at 106 Castle Heights Avenue North, Lebanon, Tennessee 37087. We conduct our business from there, from Cracker Barrel's offices located at 305 Hartmann Drive, Lebanon, Tennessee 37087 and from Logan's offices located at 3011 Armory Drive, Suite 300, Nashville, Tennessee 37204. Our telephone number is 615.443.9869.


Where is CBRL Group, Inc. common stock traded?

     Our common stock is traded and quoted on The Nasdaq Stock Market under the symbol "CBRL."

VOTING MATTERS


--------------------------------------------------------------------------------


What am I voting on?

     You will be voting on the following:

     o  the election of 9 directors;
     o certain changes to the CBRL 2002 Incentive Compensation Plan (the "Incentive Plan");
     o the approval of the appointment of our independent registered public accounting firm, Deloitte & Touche LLP; and
     o  any other matter properly brought before the Annual Meeting.


Who is entitled to vote?

     You may vote if you owned shares of CBRL common stock at the close of business on September 24, 2004. Each share of stock is entitled to one vote. As of September 24, 2004, there were 48,859,733 shares of CBRL common stock outstanding.


How do I vote?

     In addition to voting in person at the meeting, you may vote:

     o by completing, signing and returning the enclosed proxy card in the postage-paid envelope;

     o for shares held in a broker's name, over the Internet at the address shown in the information provided with your broker's vote instruction form (if you have access to the Internet, we encourage you to vote in this manner); or

     o for shares held in a broker's name, by telephone through the number shown in the information provided with your broker's vote instruction form.

     The availability of telephone and Internet voting depends on the voting processes of your broker. Neither telephone nor Internet voting is available to you if you hold shares directly in your name. Please follow the directions on your proxy card or vote instruction form carefully.

     In order to assist us in tabulating votes at the Annual Meeting, we encourage you to vote by proxy even if you plan to be present at the Annual Meeting.


How will my proxy be voted?

     The individuals named on the proxy card will vote your proxy in the manner you indicate on the proxy card. If your proxy card is signed but does not contain specific instructions, your proxy will be voted: "FOR" all nominees in the election of directors, "FOR" the approval of the amendment to the Incentive Plan, and "FOR" approval of the selection of Deloitte & Touche LLP as our independent registered public accounting firm.


Can I change my mind and revoke my proxy?

     Yes. To revoke a proxy given pursuant to this solicitation, you must:

     o sign another proxy with a later date and return it to our Corporate Secretary at CBRL Group, Inc., P.O. Box 787, Lebanon, Tennessee 37088-0787 at or before the Annual Meeting;

     o provide our Corporate Secretary with a written notice of revocation dated later than the date of the proxy at or before the Annual Meeting; or

     o attend the Annual Meeting and vote in person. Note that attendance at the Annual Meeting will not revoke a proxy if you do not actually vote at the Annual Meeting.


What if I receive more than one proxy card?

     The receipt of multiple proxy cards means that you have more than one account with brokers or our transfer agent. Please vote all of your shares. We also recommend that you contact your broker and our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is SunTrust Bank-Atlanta, which may be contacted at 1.800.568.3476.


How will abstentions and broker non-votes be treated?

     Abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining whether a quorum is present, but will not be counted as votes cast either in favor of or against a particular proposal.


What are broker non-votes?

     If you are the beneficial owner of shares held in "street name" by a broker, your broker is the record holder of the shares; however, the broker is required to vote those shares in accordance with your instructions. If you do not give instructions to your broker, your broker may vote the shares with respect to "discretionary" items, (i.e., routine matters such as uncontested elections of directors and appointment of the independent registered public accounting firm), but the broker may not vote your shares with respect to "non-discretionary" items, such as incentive compensation plans that authorize grants of stock and stock options that exceed 5% of the class outstanding, and shareholder proposals. In the case of non-discretionary items, shares for which the owner has not given voting instructions will be treated as "broker non-votes." To avoid giving them the effect of negative votes, broker non-votes are disregarded for the purpose of determining the total number of votes cast or entitled to vote with respect to a proposal.

How many votes must be present to hold the Annual Meeting?

     A quorum must be present at the Annual Meeting for any business to be conducted. A quorum exists if the holders of a majority of the 48,859,733 shares of CBRL common stock outstanding on September 24, 2004 are present at the meeting, in person or by proxy.


How many votes are needed to elect directors and approve other matters?

     Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote at the Annual Meeting. This means that the director nominee with the most affirmative votes for a particular slot is elected for that slot. You may vote in favor of all nominees, withhold your vote as to all nominees or withhold your vote as to specific nominees.

     Except for the election of directors, each proposal submitted to the shareholders at the Annual Meeting will be approved if the number of votes cast for the proposal exceeds the number of votes cast against it.


Will my vote be confidential?

     Yes. We will continue our practice of keeping the votes of all shareholders confidential. Shareholder votes will not be disclosed to our directors, officers, employees or agents, except:

     o  to allow the independent  inspectors of election to certify the results;

     o as necessary to meet applicable legal requirements and to assert or defend claims for or against us;

     o  in the case of a contested proxy solicitation; or

     o when a shareholder makes a written comment on the proxy card or otherwise communicates the vote to management.

PROPOSAL 1:  ELECTION OF DIRECTORS


--------------------------------------------------------------------------------


What is the structure of the Board of Directors?

     Pursuant to our Bylaws, our Board of Directors must consist of at least five directors, but the exact number is set by the Board. There currently are 10 members of the Board; however, Dan W. Evins, on September 23, 2004, notified us of his decision not to stand for re-election. Accordingly, the Board of Directors, effective with the date of the Annual Meeting, has fixed the size of the Board at nine. All nominees currently are serving as directors. All directors are elected annually by our shareholders.


Who are the nominees this year?

     The nominees for the Board of Directors consist of nine of our current directors. These nominees are: James D. Carreker, Robert V. Dale, Robert C. Hilton, Charles E. Jones, Jr., B. F. "Jack" Lowery, Martha M. Mitchell, Andrea
M. Weiss, Jimmie D. White and Michael A. Woodhouse. If elected, each nominee would hold office until the 2005 Annual Meeting of Shareholders and until his or her successor is elected and qualified.


What are the backgrounds of this year's nominees?


Name, Age, Position            First Became           Business Experience During
with CBRL                      a Director             Past Five Years
--------------------------------------------------------------------------------

James D. Carreker, 57          2002                   Chairman and CEO of The
Director                                              Bombay Company, Inc., a
                                                      home-furnishing retail
                                                      chain, Fort Worth, TX,
                                                      since June 2003;  Founder
                                                      and owner, JDC Holdings,
                                                      Inc., a private equity and
                                                      investment firm, Dallas,
                                                      TX, since October 2000;
                                                      Chairman and CEO, Wyndham
                                                      Hotels, a hotel and resort
                                                      operator and developer,
                                                      Dallas, TX, from 1995 to
                                                      October 2000, and
                                                      President and CEO from
                                                      1988 to 1995; President
                                                      and CEO, Trammell Crow
                                                      Company, Dallas, TX, in
                                                      1993-1994; Director,
                                                      Carreker Corporation since
                                                      1984; Director, The Bombay
                                                      Company, Inc. since
                                                      December 2002

Robert V. Dale, 67             1986                   Retired; President, Windy
Director                                              Hill Pet Food Company,
                                                      Nashville, TN, from March

Name, Age, Position            First Became           Business Experience During
with CBRL                      a Director             Past Five Years
--------------------------------------------------------------------------------

                                                      1995 until its sale in
                                                      July 1998; Partner in PFB
                                                      Partnership, Nashville,
                                                      TN, from August 1994 to
                                                      March 1995; President of
                                                      Martha White Foods, Inc.,
                                                      Nashville, TN, from
                                                      October 1985 to August
                                                      1994; Director, Genesco,
                                                      Inc. since June 2000

Robert C. Hilton, 67           1981                   President, Autumn Capital,
Director                                              an investment firm,
                                                      Nashville, TN, since
                                                      August 1999; Chairman,
                                                      President and CEO, Home
                                                      Technology Healthcare,
                                                      Inc., Nashville, TN, from
                                                      October 1991 to August
                                                      1999

Charles E. Jones, Jr., 59      1981                   President, Corporate
Director                                              Communications, Inc., an
                                                      investor/shareholder
                                                      communications and public
                                                      relations firm, Nashville,
                                                      TN

B. F. "Jack" Lowery, 67        1971                   Attorney; Chairman and
Director                                              CEO, LoJac Enterprises,
                                                      Inc., an asphalt paving,
                                                      highway construction and
                                                      building materials
                                                      supplier and contractor,
                                                      Lebanon, TN

Martha M. Mitchell, 64         1993                   Senior Vice President
Director                                              since January 1987 and
                                                      Partner since January 1993
                                                      and Senior Partner since
                                                      July 1998, Fleishman-
                                                      Hillard, Inc., an
                                                      international
                                                      communications consulting
                                                      and public relations firm,
                                                      St. Louis, MO

Andrea M. Weiss, 49            2003                   President and CEO of
Director                                              Retail Consulting, LLC, a
                                                      retail consulting firm,
                                                      since October 2002;
                                                      President of dELiA*s
                                                      Corp., a multichannel
                                                      retailer to teenage girls
                                                      and young women, from May
                                                      2001 to October 2002;
                                                      Executive Vice President
                                                      and Chief Store Officer of
                                                      The Limited, Inc. and
                                                      Intimate Brands, Inc.,
                                                      units of Limited Brands,
                                                      Inc., a women's retailer,
                                                      from May 1998 to February
                                                      2001; Director,
                                                      Brookstone, Inc. since
                                                      June 2002; Director,
                                                      eDiets.com, Inc. since
                                                      July 2004

Name, Age, Position            First Became           Business Experience During
with CBRL                      a Director             Past Five Years
--------------------------------------------------------------------------------
Jimmie D. White, 63            1993                   Retired on December 11,
Director                                              1995; Senior Vice
                                                      President- Finance and CFO
                                                      of the predecessor to CBRL
                                                      from 1985 to 1995

Michael A. Woodhouse, 59       1999                   President and CEO of CBRL
Director, President and Chief                         since August 4, 2001;
Executive Director                                    President and COO of CBRL
                                                      from July 2000 through
                                                      August 3, 2001; Executive
                                                      Vice President and COO of
                                                      CBRL from July 1999 to
                                                      July 2000; Senior Vice
                                                      President and CFO of CBRL
                                                      from January 1999 to July
                                                      1999; Senior Vice
                                                      President Finance and CFO
                                                      of Cracker Barrel Old
                                                      Country Store, Inc., from
                                                      December 1995 to December
                                                      1998


What if a nominee is unwilling or unable to serve?

     If a director nominee becomes unwilling or unable to serve, proxies may be voted for a substitute nominee designated by our Board of Directors.


Are there any family relationships between any of the nominees?

     There are no family relationships between any of the nominees or executive officers.


Are the members of our Board "independent"?

     A majority of our Board members are "independent" in accordance with National Association of Securities Dealers listing standards.


What is the background of Mr. Evins, who is not standing for re-election?

     Mr. Evins, age 69, is our founder and has been Chairman of CBRL (and its predecessor) since 1970; CEO from August 1995 to April 1999 and July 2000 to August 2001; President and CEO from 1970 to August 1995 and April 1999 to July 2000.


Are the members of our Board required to attend the annual shareholder meetings?

     Our Board has adopted a policy that requires all directors to attend the annual shareholder meetings, unless attendance is not feasible due to unavoidable circumstances. All Board members attended our 2003 Annual Meeting of Shareholders.

How are directors nominated?

     The Nominating and Corporate Governance Committee of our Board of Directors is responsible for identifying, and recommending to the Board all persons to be nominated to serve as a director of CBRL. The committee will consider director candidates timely submitted by our shareholders in accordance with the notice provisions as discussed below under "Can shareholders recommend nominees for directors?". The committee applies the same criteria to the evaluation of shareholder-nominated director candidates as it applies to other director candidates. Our Board is responsible for nominating the slate of directors for the Annual Meeting, upon the committee's recommendation.


How are nominees identified?

     All director nominees are current directors who are standing for re-election. Generally, when there is a vacancy to be filled on the Board of Directors, the Nominating and Corporate Governance Committee retains a third-party search firm to assist in identifying candidates to fill the vacancy. That search firm reports directly to the committee. The main functions served by the search firm include identifying potential candidates who meet the qualification and experience requirements described below, as well as compiling information regarding each candidate's qualifications, experience and independence and conveying the information to the committee.


How are nominees evaluated; what are the minimum qualifications?

     The Nominating and Corporate Governance Committee identifies, recruits and recommends to the Board only those candidates that the committee believes are qualified to become Board members consistent with the criteria for selection of new directors adopted from time to time by the Board. We endeavor to have a Board representing diverse experience at policy-making levels in business, marketing, finance and areas that are relevant to our business. The committee recommends candidates, including those submitted by shareholders, only if the committee believes the candidate's knowledge, experience and expertise would strengthen the Board and that the candidate is committed to representing the long-term interests of all of our shareholders. A majority of the Board must consist of independent directors (as defined by National Association of Securities Dealers listing standards and our Corporate Governance Guidelines). No person who has reached the age of 70 is eligible for appointment, election or re-election as a director.

     The committee assesses a candidate's independence, background and experience, as well as the current Board skill needs and diversity. With respect to incumbent directors selected for re-election, the committee also assesses each director's contributions, attendance record at Board and applicable committee meetings and the suitability of continued service. In addition, individual directors and any person nominated to serve as a director should possess all of the following personal characteristics and be in a position to devote an adequate amount of time to the effective performance of director duties: integrity and accountability, informed judgment, financial literacy, cooperative behavior, record of achievement, loyalty, and ability to consult and advise.

Can shareholders recommend nominees for directors?

     Shareholders can recommend nominees for directors. If a shareholder wishes to recommend a candidate for director, the shareholder must provide notice in writing to the Chair of the Nominating and Corporate Governance Committee, CBRL Group, Inc., c/o Corporate Secretary, P. O. Box 787, Lebanon, TN, 37088-0787. For consideration at the 2005 Annual Meeting, the notice must be received by June 23, 2005. The notice must provide the following information for each proposed nominee who is not an incumbent director that the shareholder wishes to nominate:

     o  the name, age, business address and residence address of the person;

     o  the principal occupation or employment of the person;

     o the number of shares of common stock that are owned beneficially or of record by the person; and

     o any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934 (the "Exchange Act") and related rules and regulations.

The notice must also provide the following information about the shareholder giving the notice:

     o  the name and record address of the shareholder;

     o the number of shares of common stock that are owned beneficially or of record by the shareholder;

     o a description of all arrangements or understandings between the shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by the shareholder;

     o a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person named in the notice; and

     o any other information relating to the shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and related rules and regulations.

The notice must be accompanied by a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected. No director candidates were recommended by our shareholders for election at the 2004 Annual Meeting.


What does the Board of Directors recommend?

         Our Board of Directors recommends that you vote FOR the election of these nominees.

BOARD OF DIRECTORS AND COMMITTEES


--------------------------------------------------------------------------------


How are directors compensated?

     Each outside director has been paid an annual retainer of $30,000 plus a director's fee of $1,000 for each Board and committee meeting attended, other than the Audit Committee and the Compensation and Stock Option Committee members who have been paid $2,000 for each committee meeting attended. The chairperson of each committee, other than the Audit Committee and the Compensation and Stock Option Committee, has been paid an additional annual retainer of $5,000, while the chairperson of each of the Audit Committee and the Compensation and Stock Option Committee has been paid an additional annual retainer of $10,000. We reimburse all non-employee directors for out-of-pocket expenses incurred in connection with attendance at meetings. Directors who also are employees of CBRL are not paid director's fees or a retainer. Beginning in fiscal 2005, the director's fee for each Board and committee meeting attended by a non-employee director has been raised to $1,500. The meeting fees for the Audit Committee and the Compensation and Stock Option Committee remains at $2,000 per meeting.

     Directors also are offered the option to participate in our Deferred Compensation Plan. The Deferred Compensation Plan allows a participant to defer a percentage or sum of his or her compensation and earn interest on that deferred compensation at a rate equal to the 10-year Treasury bill rate (as in effect at the beginning of each calendar quarter) plus 1.5%.

     Pursuant to our Incentive Plan, on the date of each annual shareholders meeting, each non-employee director who is elected at that annual meeting of shareholders currently receives an option to purchase 5,000 shares of CBRL common stock at fair market value pursuant to the plan, 1/3 of which will vest and become exercisable each year beginning on the first anniversary date of the option grant date. These options expire on the 10th anniversary of the date of the grant.

     Also pursuant to the Incentive Plan, each non-employee director who is elected or appointed to our Board between annual meetings of our shareholders and prior to the July 31 immediately preceding the first annual meeting of shareholders following the election or appointment will receive an option to purchase 5,000 shares of CBRL common stock at fair market value pursuant to the plan, 1/3 of which will vest and become exercisable each year beginning on the first anniversary date of the option grant date. These options will expire on the 10th anniversary of the date of the grant.

     As discussed in the section entitled "Proposal 2: Amendment to 2002 Incentive Compensation Plan," we are proposing to amend the Incentive Plan to allow directors to be compensated, in addition to their fees, through either (1) options to purchase up to 5,000 shares of CBRL common stock or (2) grants of up to 2,000 shares of restricted stock or restricted stock units. If the amendment is approved by shareholders, we intend initially to substitute grants of 2,000 shares of restricted stock for the option to purchase 5,000 shares of CBRL common stock, which previously has been part of each director's annual compensation.

     Mr. Evins, our Chairman of the Board, and Mr. Woodhouse, our President and Chief Executive Officer, are compensated pursuant to their employment agreements and certain benefit plans described below under "Executive Compensation."


How often did the Board of Directors meet in fiscal year 2004?

     Our Board of Directors met 13 times during fiscal year 2004. Each director attended at least 75% of the combined total of all meetings of the Board and all meetings of the committee(s) on which he or she served.


What are the committees of the Board?

     Our Board has the following standing committees: audit, compensation and stock option, nominating and corporate governance, public responsibility, and executive. All members of the Nominating and Corporate Governance Committee and the Audit Committee are independent as defined in the National Association of Securities Dealers listing standards, and our Board has adopted a written charter for each of these committees. A copy of the Nominating and Corporate Governance Committee Charter and the Audit Committee Charter are posted on CBRL's Internet website at www.cbrlgroup.com. In addition, the Audit Committee Charter was included as Appendix A to our Proxy Statement for the 2003 Annual Meeting of Shareholders. Current information regarding all of our standing committees is set forth below.


Name of                        Functions of                Number of Meetings in
Committee & Members            the Committee               Fiscal Year 2004
--------------------------------------------------------------------------------

AUDIT:                         o Appoints and oversees                11
  Robert C. Hilton, Chair        outside auditors
  James D. Carreker            o Acts as liaison between
  Robert V. Dale                 the Board and outside auditors
  Jimmie D. White              o Reviews and approves audit fees
                               o Discusses the independence of
                                 our outside auditors
                               o Pre-approves all audit and
                                 non-audit services rendered by
                                 our outside auditors
                               o Responsible for developing
                                 procedures to receive
                                 information and address
                                 complaints regarding the status
                                 of our financial condition and
                                 effectiveness of our internal
                                 controls or audit process
                               o Reviews internal accounting
                                 controls and systems, including
                                 internal audit plan

Name of                        Functions of                Number of Meetings in
Committee & Members            the Committee               Fiscal Year 2004
--------------------------------------------------------------------------------
                               o Reviews results of the annual
                                 audit and related financial
                                 reports
                               o Reviews quarterly earnings
                                 press releases and financial
                                 results
                               o Reviews our significant
                                 accounting policies and any
                                 changes to those policies
                               o Pre-approves new or renewal
                                 transactions between the
                                 Company and related parties
                                 and annually reviews and
                                 confirms on-going contractual
                                 or lease obligations
                               o Sole authority to hire, fire,
                                 and approve compensation for
                                 Director of Internal Audit
                               o Determines financial expertise
                                 and continuing education
                                 requirements of members

COMPENSATION AND STOCK
OPTION:                        o Reviews and recommends salaries,     6
  Robert V. Dale, Chair          bonuses and other cash compensation
  James D. Carreker              of executive officers
  Andrea M. Weiss              o Administers compensation plans for
  Jimmie D. White                executive officers, and approves
                                 all option grants and stock grants
                               o Reviews executive management's
                                 performance, particularly with
                                 respect to financial goals for
                                 the concluding fiscal year

NOMINATING AND CORPORATE
GOVERNANCE:                    o Considers and recommends to the      2
  Robert V. Dale, Chair          Board nominees for director
  Robert C. Hilton             o Considers nominees recommended
  Charles E. Jones, Jr.          by shareholders in writing prior
  Martha M. Mitchell             to the annual deadline for
                                 submission of shareholder
                                 proposals
                               o Reviews and recommends changes
                                 to corporate governance policies
                                 and practices
                               o Reviews and recommends candidates
                                 to serve on Board committees

Name of                        Functions of                Number of Meetings in
Committee & Members            the Committee               Fiscal Year 2004
--------------------------------------------------------------------------------

PUBLIC RESPONSIBILITY:          o Advises the Board concerning        2
  Martha M. Mitchell, Chair       public relations matters when
  Dan W. Evins                    it is not possible or convenient
  Charles E. Jones, Jr.           for the entire Board to meet
  B.F. "Jack" Lowery            o Considers litigation strategy
  Andrea M. Weiss                 and diversity issues when it is
                                  not possible or convenient for
                                  the entire Board to meet


EXECUTIVE:                     o Meets at the call of the Chairman    1
  Dan W. Evins, Chair            of the Board
  Robert V. Dale               o Meets when the timing of certain
  Charles E. Jones, Jr.          actions makes it appropriate to
  B. F. "Jack" Lowery            convene the Committee rather
  Martha M. Mitchell             than the entire Board
  Michael A. Woodhouse         o May carry out all functions and
                                 powers of the Board subject to
                                 certain exceptions under
                                 applicable law
                               o Advises senior management
                                 regarding actions contemplated
                                 by CBRL whenever it is not
                                 convenient or appropriate to
                                 convene the entire Board

EXECUTIVE COMPENSATION


--------------------------------------------------------------------------------

     The following tables discuss the compensation earned during the last three fiscal years by our Chief Executive Officer and our four most highly compensated executive officers as of the end of the 2004 fiscal year. We will refer to these officers as our "named executive officers" throughout this document.


                           Summary Compensation Table

                                                                                Long-Term
                                     Annual Compensation                      Compensation
                                ------------------------------        ------------------------------

                                                                                       Securities
                                                                                       Underlying
                                                                       Restricted        Options        All Other
Name and Principal                           Salary      Bonus        Stock Awards       Granted       Compensation
Position in FY 2004                Year       ($)        ($)              ($)            (Shares)          ($)(1)
---------------------------------------------------------------------------------------------------------------------

Michael A. Woodhouse,              2004     800,000     959,512            --              90,347         562,128
President and                      2003     700,000   1,640,625            --             160,000         269,000
Chief Executive Officer            2002     600,000   1,209,445         919,200            58,769         336,207

Donald M. Turner,                  2004     545,000     491,605            --              45,210         333,445
President and Chief Operating      2003     500,000     720,445            --              70,000         192,427
Officer--Cracker Barrel Old        2002     400,000     573,623            --              44,701         261,129
Country Store, Inc.

Dan W. Evins,                      2004     500,000     399,797            --                --           200,518
Chairman                           2003     500,000     781,250            --                --           441,233
                                   2002     500,000     671,914            --             108,831         588,342

Lawrence E. White,                 2004     360,000     287,854            --              25,000         100,357
Senior Vice President, Finance     2003     340,000     531,250            --              30,000         128,196
and Chief Financial Officer        2002     315,000     423,306            --              30,090         169,267

David L. Gilbert                   2004     335,000     251,816            --              20,000         111,518
Chief Administrative               2003     310,000     399,521            --              35,000         111,931
Officer--Cracker Barrel Old        2002     275,000     382,108            --              28,731         105,016
Country Store, Inc.


------------------------------------
 (1) Amounts shown in this column for 2004 include certain long-term incentive cash awards that were granted in fiscal 2000 (or more recently in certain cases related to newly hired or promoted officers), in tandem with certain stock options. These awards cliff vested at the end of fiscal year 2004, 5 years after the grant. The following cash amounts were accrued for each of the named executive officers during 2004: Mr. Turner, $300,771 and Mr. Gilbert, $98,893. Amounts shown in this column for 2004 include certain long-term incentive awards that were granted at the beginning of fiscal year 2004 and vested at the end of fiscal year 2004, and the following amounts were accrued for each of the named executive officers during 2004:
     Mr.  Woodhouse,  $504,000;  Mr. Evins,  $157,500;  and Mr. White,  $85,680.
     Amounts shown in this column for 2004 also include premiums paid on life and disability insurance for coverage above that available to all salaried employees generally of $21,519 for Mr. Woodhouse; $13,692 for Mr. Turner; $41,480 for Mr. Evins; $5,034 for Mr. White and $4,301 for Mr. Gilbert; and CBRL's contributions to its 401(k) Employee Savings Plan and any non-qualified deferred compensation plan for each named executive officer in fiscal 2004.

                        Option Grants In Last Fiscal Year


                                                                                        Potential Realizable Value
                                             % of Total                                 at Assumed Annual Rates of
                              Number of        Options                                   Stock Price Appreciation
                              Securities     Granted to                                     for Option Term(2)
                              Underlying    Employees in    Exercise or                 --------------------------
                               Options       Fiscal Year     Base Price    Expiration
     Name                      Granted                      ($/Share)(1)      Date            5%            10%
--------------------------------------------------------------------------------------------------------------------

Mr. Woodhouse                    90,347         7.88%          $37.19       9/25/2013     $2,113,089    $5,354,983
Mr. Turner                       41,033         3.58%          $37.19       9/25/2013     $  959,704    $2,432,079
                                  4,177         0.36%          $35.19       3/29/2005     $   12,452    $   25,306
Mr. Evins                          --            --              --            --             --            --
Mr. White                        25,000         2.18%          $37.19       9/25/2013     $  584,715    $1,481,782
Mr. Gilbert                      20,000         1.74%          $37.19       9/25/2013     $  467,772    $1,185,426


------------------------------------
(1) The exercise price of the options granted equals the closing market price during normal trading hours of our common stock on the day prior to the grant date. The options generally vest and become exercisable at a cumulative rate of 33-1/3% per year. All remaining options also vest upon a defined change in control of CBRL. The grant to Mr. Turner of the 4,177 options that expires on March 29, 2005 has already vested.

(2) The potential realizable values illustrate values that might be realized upon exercise immediately prior to the expiration of the option term using 5% and 10% appreciation rates from the price at the grant date (which is equal to the exercise price), as required by the SEC, compounded annually. These values do not, and are not intended to, forecast possible future appreciation, if any, of CBRL's stock price. Also, these values do not take into consideration any provisions for vesting over a period of years or termination of options following termination of employment.


                 Aggregated Option Exercises In Last Fiscal Year
                        And Fiscal Year-End Option Values


                                                        Number of Securities            Value of Unexercised
                                                       Underlying Unexercised          In-The-Money Options at
                            #Shares                      Options at FY-End                    FY-End(2)
                            Acquired      Value                                -------------------------------------
                              Upon      Realized
Name                        Exercise       (1)        Exercisable    Unexercisable   Exercisable     Unexercisable
--------------------------------------------------------------------------------------------------------------------

Mr. Woodhouse                62,871     $ 1,687,679     464,781       216,603        $6,737,741       $1,285,281
Mr. Turner                  107,387     $ 2,593,956      56,263        99,017        $1,069,897       $  598,352
Mr. Evins                   722,197     $15,242,614           0        36,277        $        0       $  475,954
Mr. White                    33,104     $  933,972       66,902        55,030        $1,110,636       $  324,394
Mr. Gilbert                  32,860     $  649,343       28,035        52,909        $  435,372       $  350,571


---------------------------------------
(1) Value realized is calculated based on the difference between the fair market value of the securities underlying the option and the exercise or base price of the options at exercise or fiscal year-end, respectively.

(2) The last trade of CBRL common stock, as reported by Nasdaq on July 30, 2004, was at $33.22. That price was used in calculating the value of unexercised options.

                      Equity Compensation Plan Information

     The following table summarizes share and exercise price information about our equity compensation plans as of July 30, 2004.



                                               Number of
                                           Securities to be                                  Number of Securities
                                              Issued Upon                                   Remaining Available for
                                              Exercise of          Weighted-Average          Future Issuance Under
                                              Outstanding          Exercise Price of       Equity Compensation Plans
                                           Options, Warrants     Outstanding Options,        (Excluding Securities
Plan Category                                 and Rights          Warrants and Rights      Reflected in Column (A))
-------------                                    -------          -------------------      ------------------------
                                                  (A)                     (B)                         (C)

Equity compensation plans approved by
security holders (1)                           3,220,193                 23.68                     3,628,118

Equity compensation plans not approved
by security holders (2)                        2,624,554                 25.30                       159,428

Total                                          5,844,747                 24.40                     3,787,546


---------------------------------------
(1) These plans consist of our 1987 Stock Option Plan, as amended; Amended and Restated Stock Option Plan, as amended; 1989 Stock Option Plan for Non-Employee Directors, as amended; and 2002 Incentive Compensation Plan.

(2) This plan category consists of awards to non-officer employees under our 2000 Non-Executive Stock Option Plan and a grant of 20,000 shares of restricted stock to Mr. Woodhouse.


Material features of the 2000 Non-Executive Stock Option Plan (the "Stock Option Plan")

     General. The Stock Option Plan provides for the grant of stock options. As of September 24, 2004, we have outstanding stock options under the Stock Option Plan for future exercise of 2,732,180 shares of our common stock. Currently, there are no shares of CBRL common stock reserved for future issuance under the Stock Option Plan as all available options have been granted; however, this reserve could increase if employees leave the employment of the Company or any of its subsidiaries either prior to all or any portion of the options vesting or without exercising their options to the extent they are vested. The shares subject to these unvested or unexercised options once again become available for future grant. The aggregate number of shares of common stock which may be granted under the Stock Option Plan cannot exceed 4,750,000 shares (subject to adjustment in the event of certain stock splits, stock dividends, share combinations or recapitalizations).

     Eligibility. The persons eligible to participate in the Stock Option Plan as recipients of options are employees of the Company or any of its subsidiaries who are not officers or directors of the Company. In addition, any person who is a participant in the CBRL Group Long Term Incentive Plan is not eligible to participate in or receive options under the Stock Option Plan.

     Option Price; Payment. The option price per share is the fair market value of the Company's common stock. From time to time the Compensation and Stock Option Committee selects, from among those who are eligible, the individuals to whom options are granted and determines the number of options to be granted. The date of the grant is determined by the date on which the option recommendation is approved, or selection of an employee as a participant in any grant under the Stock Option Plan is made, by the Compensation and Stock Option Committee.

     Shares purchased by exercising an option must be paid in full by delivery to the Company of consideration equal to the product of each option price and the number of shares purchased, plus applicable taxes. The consideration must be paid in cash or by check. The option price may also be paid, at the discretion of the Board, by delivery of other shares of our common stock, subject to applicable holding periods, or any other consideration the Compensation and Stock Option Committee permits.

     Term. Each option specifies the rate at which the option vests or becomes exercisable, which is in the discretion of the Compensation and Stock Option Committee. Each option expires at the end of a specified period, which shall not exceed 10 years. The option may expire earlier or even terminate if employment is terminated. The Stock Option Plan terminates on July 29, 2005 unless extended by the Board.

Material features of the restricted stock grants for Mr. Woodhouse

     In fiscal 2000 we granted Mr. Woodhouse 20,000 shares of CBRL common stock, as restricted stock, of which all shares vest on July 27, 2005.


Do any named executive officers have employment agreements?

     Yes. We have an employment agreement with each of Mr. Evins and Mr. Woodhouse.


What are the terms of Mr. Evins' employment agreement?

     Mr. Evins' employment agreement provides for the payment of an annual salary in the amount of $500,000, which amount shall not be decreased, and which may be increased from time to time. The agreement also provides for target bonus potential of 100% of Mr. Evins' base salary, but that bonus can be as high as 225% or as low as 0% depending on Company performance relative to the annual business plan. In the event CBRL terminates Mr. Evins' employment without "cause" (as defined in the agreement), the agreement entitles him to a severance payment equal to the unpaid amount due during the employment term prior to the termination, plus approximately three times his annual salary in effect on the date of termination, as well as a lump sum cash distribution determined by a formula based on his unvested stock options which otherwise would have vested during the original term. The agreement specifies that Mr. Evins' participation in CBRL's life, medical and disability insurance programs will continue if his employment is terminated by CBRL without "cause" until he is either employed elsewhere and is permitted to be covered by that employer's benefit plans, CBRL no longer provides those benefit plans to its management employees, or the expiration of the term of the agreement. The agreement also describes rights to compensation if Mr. Evins' employment is terminated or suspended due to death, disability or "cause." This agreement generally does not preclude Mr. Evins from participating in any other CBRL benefit plan or arrangement. The agreement contains an agreement by Mr. Evins not to compete with CBRL during the term of the agreement, and for a period of one year following the date of termination of employment by Mr. Evins or by CBRL for "cause."

     As stated above, Mr. Evins notified us on September 23, 2004 of his decision not to stand for re-election to the Board. Accordingly, his service as a director will end on the date of the Annual Meeting. The Board has elected Mr. Evins to serve as Chairman Emeritus effective the date of the Annual Meeting. Mr. Evins will provide consulting and other services to the Company as directed by the Board of Directors pursuant to his existing employment agreement.


What are the terms of Mr. Woodhouse's employment agreement?

     Mr. Woodhouse's employment agreement provides for the payment of an annual salary in the initial amount of $600,000, which amount shall not be decreased, and which may be increased from time to time. The agreement also provides for target bonus potential of 150% of Mr. Woodhouse's base salary, but that bonus can be as high as 337.5% or as low as 0% depending on Company performance relative to the annual business plan. In the event CBRL terminates Mr. Woodhouse's employment without "cause" (as defined in the agreement), the agreement entitles him to a severance payment equal to the unpaid amount due during the employment term prior to the termination, plus three times his annual salary in effect on the date of termination, as well as a lump sum cash distribution determined by a formula based on his unvested stock options which otherwise would have vested during the current term. The agreement specifies that Mr. Woodhouse's participation in CBRL's life, medical and disability insurance programs will continue if his employment is terminated by CBRL without "cause" until he is either employed elsewhere and is permitted to be covered by that employer's benefit plans, CBRL no longer provides those benefit plans to its management employees, or the expiration of the term of the agreement. The agreement also describes rights to compensation if Mr. Woodhouse's employment is terminated or suspended due to death, disability or "cause." This agreement generally does not preclude Mr. Woodhouse from participating in any other CBRL benefit plan or arrangement. The agreement contains a promise by Mr. Woodhouse not to compete with CBRL during the term of the agreement, and, if Mr. Woodhouse accepts his severance payment, for a period of one year following the date of termination of employment by CBRL without "cause."

     As stated above, effective the date of the Annual Meeting, Mr. Evins will cease to be our chairman and Mr. Woodhouse, effective that date, will become our chairman. No agreements have been reached at this time as to what effect this will have upon the current terms of Mr. Woodhouse's employment agreement.


Does CBRL have any other agreements with its named executive officers?

     Yes. On September 30, 1999, our Board of Directors approved a plan responding to change in control issues. The plan is based on recommendations from an independent, outside compensation consultant and is designed to encourage retention of key employees. Generally, our senior officers, including the named executive officers, and other key personnel have been provided agreements stating that upon a "change in control," they will receive specified salary payments and other benefits.


What are the material terms of the change in control agreements?

     The change in control agreements provide that the named executive officers will receive specified benefits if after a "change in control" there is: (1) a material change in duties or responsibilities resulting in the assignment of duties and responsibilities inferior to the duties and responsibilities in effect at the time of change in control, (2) a reduction in salary or a material change in benefits (excluding discretionary bonuses), or (3) a change in the location of work assignments from the location at the time of change in control to any other location that is further than 50 miles away from the location at the time of change in control. The salary payments will equal 2.00 or 2.99 times the average salary and bonus for the 3 years prior to a change in control (including, when required, a gross-up payment to cover excise taxes), and benefits will include continuation of and payments for health benefits for a 2-year period. The agreements define "change in control" to include certain circumstances in which a person becomes the beneficial owner of securities representing 20% or more of the combined voting power of our voting stock, a majority of our Board changes within a 2-year period, or we merge, consolidate or reorganize.


Has the Board adopted a code of ethics for senior financial officers?

     The Board of Directors has adopted a code of ethics for its senior financial officers, as defined by SEC regulations, that applies to CBRL's chief executive officer, chief financial officer, and chief accounting officer. This code of ethics is posted on CBRL's Internet website at www.cbrlgroup.com. Any amendments to, or a waiver from, a provision of this code of ethics will be posted on CBRL's Internet website.


Compensation Committee Interlocks and Insider Participation

     No member of the Compensation and Stock Option Committee has been an officer or employee of CBRL or any of our subsidiaries at any time, except Jimmie D. White, who retired in 1995, and no relationships exist requiring disclosure under applicable regulations of the SEC. None of our executive officers has served on the board of directors or on the compensation committee of any other entity, any officers of which served either on our Board or on our Compensation and Stock Option Committee.

COMPENSATION AND STOCK OPTION
COMMITTEE REPORT


--------------------------------------------------------------------------------


What is the Compensation and Stock Option Committee and what does it do?

     The Compensation and Stock Option Committee of the Board of Directors administers our compensation policies for our executive officers and other senior management personnel. The committee recommends to the Board the salaries and bonus plan for our executive officers, and it administers the stock option plans pursuant to which all employee stock options are granted.


Are the members of the committee "independent"?

     This committee is comprised of four directors who are independent as determined in accordance with the National Association of Securities Dealers listing standards and our Corporate Governance Guidelines, which are posted on our Internet website at www.cbrlgroup.com.


What are the components of executive compensation?

     Our compensation program for executive officers consists of three key elements: base salary, annual performance bonus and longer-term incentives such as stock options. Base salaries are targeted to be competitive at the 60th percentile and total compensation generally is targeted to be competitive at the 75th percentile of the market for positions of similar responsibilities as determined by an independent outside compensation consultant. We consider it necessary and appropriate to position compensation packages at these levels to attract, retain and motivate executives and other key management personnel with the essential qualifications for managing our operations and growth.

     Base Salary. In setting the fiscal 2004 base salary for each executive officer, the committee reviewed the then-current salary for each of the officers in relation to average salaries within the industry for comparable areas of responsibility as presented in a report prepared for the committee by independent executive compensation consultants. The committee also considered the contribution made by each executive officer during fiscal 2004, as reported by the Chief Executive Officer, and it considered salary recommendations made by the Chief Executive Officer, based on information prepared by management, for the executive officers other than the Chief Executive Officer. Except for recommendations from management, the committee employed procedures similar to those used for each of the other executive officers to determine the fiscal 2004 salary for the Chief Executive Officer.

     Bonus. This committee continues the policy that the financial performance of CBRL should be a significant factor in rewarding our executive officers. In July of each year, this committee reviews the expected financial performance of CBRL for the concluding fiscal year and considers the internal budget established for the next fiscal year in setting certain financial goals and specific objective criteria for executive officer bonuses.

     Generally, bonus awards are calculated based on the following factors: (1) CBRL or operating unit annual financial results compared to the CBRL or operating unit business plan, (2) the individual's performance measured by CBRL or operating unit annual financial results compared to its business plan, (3) the individual's fiscal year base salary amount, and (4) the individual's target bonus percentage. In fiscal 2004, maximum bonus percentages available to executive officers ranged from 225.0% to 367.5% of base salary (337.5% for Mr. Woodhouse, 225.0% for Mr. Evins, 367.5% for Mr. Turner, 225.0% for Mr. White and 306.3% for Mr. Gilbert).

     Cash bonuses were paid under the bonus plan for fiscal 2004 as detailed above in the "Summary Compensation Table" contained in the section entitled "Executive Compensation."

     Long-Term Incentives. Our long-term incentive program in effect in fiscal 2004 for executive officers was designed to recognize market effects on senior management compensation, to foster a long-term commitment to us and our subsidiaries, to encourage future performance which contributes to stock price appreciation, and to provide a comprehensive method of compensating executive officers while balancing our costs. Our officers' long-term incentive is comprised of 2 parts: stock options and separate "Cash and Equity Opportunity Awards."

     Stock Options.
     --------------

     In contrast to salary and bonus awards, which generally are for past effort and performance, annual stock options are intended to engender loyalty and commitment to CBRL and to encourage future performance which contributes to stock price appreciation. They generally are granted at an exercise price which is equal to the closing market price of CBRL common stock on the day before the grant date, and therefore have no realizable value to the option holder until the stock trading price increases. We generally have granted non-qualified stock options annually, and those awards are based on targets and valuations recommended by an independent, outside compensation consultant.

     Cash and Equity Opportunity Awards.
     -----------------------------------

     The Cash and Equity Opportunity Awards were comprised of a tandem cash and equity award (which may be in the form of stock or options). The 2000 Cash and Equity Opportunity Award was designed to focus specifically on employee retention. It vested at the end of fiscal year 2004, but it vested earlier for CBRL participants at the end of fiscal year 2003, upon achievement of specified CBRL performance goals. All the performance goals were specified by our Board when this program was adopted. The cash portion of the 2000 Cash and Equity Opportunity Award did not increase over the incentive plan period, but the cash amount was reduced proportionately based on the price of CBRL common stock on the vesting date of $33.22 as compared to the price of $35.19 on some options for Mr. Turner (the stock price as of the award grant date). The stock options originally granted under the 2000 Cash and Equity Opportunity Award have an exercise price of $10.75 (and some later options were granted at $20.10 and $35.19) for Mr. Turner, and $17.69 for Mr. Gilbert. As a result of the vesting of the 2000 Cash and Equity Opportunity Award, a total of 73,276 options vested with the operating company participants who are named executive officers. These options will expire at March 29, 2005.

     The 2004 Cash and Equity Opportunity Award was designed to focus specifically on employee retention for the executive officers at the holding company in response to the early vesting at the end of fiscal 2003 of their 2000 Cash and Equity Opportunity Award until a new program was instituted for executive officers at the holding company and the operating companies in fiscal 2005. It vested at the end of fiscal year 2004 and the amount of cash and equity award was determined based upon the achievement of specified CBRL performance goals. All the performance goals were specified by our Board when this program was adopted. As a result of the vesting of the 2004 Cash and Equity Opportunity Award, a total of 11,244 shares of unrestricted stock were granted to the holding company participants who are named executive officers.

How are the limitations on deductibility of compensation handled?

     Section 162(m) of the Internal Revenue Code limits the deductibility of executive compensation paid by publicly held corporations to $1 million per employee, unless certain requirements are met. CBRL policy generally is to design our compensation plans and programs to maximize full deductibility. This committee attempts to balance this policy with compensation programs designed to motivate management to maximize shareholder value. If this committee determines that the shareholders' interests are best served by the implementation of compensation policies that are affected by Section 162(m), CBRL policies do not restrict this committee from exercising discretion in approving compensation packages even though that flexibility may result in certain non-deductible compensation expenses. Committee member Jimmie D. White abstains from participating in the discussion of or voting on matters affected by Section 162(m).


Who has furnished this report?

     This report on executive compensation has been furnished by the members of the Compensation and Stock Option Committee:

     o  Robert V. Dale, Chairman
     o  James D. Carreker
     o  Andrea M. Weiss
     o  Jimmie D. White

AUDIT COMMITTEE REPORT


--------------------------------------------------------------------------------


What is the Audit Committee and what does it do?

     The Audit Committee of the Board is responsible for providing independent, objective oversight and review of CBRL's accounting functions and internal controls. The committee recommends to the Board that our audited financial statements be included in our annual report.


Are the members of the committee "independent"?

     This committee is comprised of four directors who are independent as determined in accordance with the National Association of Securities Dealers listing standards and our Corporate Governance Guidelines, which are posted on our Internet website at www.cbrlgroup.com.


Is a member of the committee an "audit committee financial expert"?

     The Board has determined that each of the members of the audit committee satisfy the attributes of an audit committee financial expert, as defined by SEC regulations.


Has the committee adopted a Charter?

     On May 25, 2000, the Board of Directors adopted an Audit Committee Charter to govern this committee, and on September 25, 2003, the Board of Directors approved amendments to that Charter to update it with respect to currently applicable laws and rules. A copy of that amended Charter is posted on CBRL's Internet website at www.cbrlgroup.com.


What steps did the committee take in recommending that our audited financial statements be included in our annual report?

     In connection with recommending that our audited financial statements be included in our annual report, this committee took the following steps:

     o Discussed with our independent registered public accounting firm their judgment as to the quality, not just the acceptability, of our accounting policies and principles and such other matters as are required to be discussed under generally accepted auditing standards, including information concerning the scope and result of the audit. These communications and discussions are intended to assist this committee in overseeing the financial reporting and disclosure process.

     o Discussed with our independent registered public accounting firm its independence and received written disclosures from our independent registered public accounting firm regarding independence as required under applicable independence standards for independent registered public accounting firms of public companies. In addition, this committee considered the compatibility of certain non-audit services with the independent registered public accounting firm's independence. This discussion and disclosure informed this committee of the independent registered public accounting firm's independence, and assisted this committee in evaluating that independence.

     o Reviewed and discussed, with our management and independent registered public accounting firm, our audited consolidated balance sheets as of July 30, 2004 and August 1, 2003 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended July 30, 2004, including associated footnotes and Management's Discussion and Analysis of Financial Condition and Results of Operations.

     o Reviewed and pre-approved all audit and permissible non-audit services currently planned for fiscal 2005 by our independent registered public accounting firm.

     o Reviewed   and  discussed  CEO  and  CFO  Certifications  concerning  the
       Company's Form 10-K.

     Based on the discussions with our independent registered public accounting firm concerning the audit, the independence discussions, the financial statement review, and additional matters deemed relevant and appropriate by this committee, including internal audit activities, this committee authorized these audited financial statements to be included in our Annual Report on Form 10-K.


What is the Audit Committee's pre-approval policy and procedure with respect to audit and non-audit services provided by our auditors?

     In order to ensure that our independent registered public accounting firm is engaged only to provide audit and non-audit services that are compatible with maintaining independence as defined by applicable laws and regulations, the Audit Committee requires that all services provided and fees charged by the independent registered public accounting firm be pre-approved by the Audit Committee. The authority to grant any pre-approval sought by the Audit Committee during the time period between regularly scheduled Audit Committee meetings is delegated to the Chair of the Audit Committee. All of the services described below under the caption "Fees Paid to Auditors" that required pre-approval were pre-approved by the Audit Committee.


Who has furnished this report?

     This report has been furnished by the members of the Audit Committee:

     o  Robert C. Hilton, Chairman
     o  James D. Carreker
     o  Robert V. Dale
     o  Jimmie D. White

CERTAIN TRANSACTIONS


--------------------------------------------------------------------------------

     Except as disclosed under "Executive Compensation," and except as set forth below, our executive officers, directors and director nominees did not have significant business relationships with us which would require disclosure under applicable SEC regulations and no other transactions which need to be disclosed are anticipated during the 2005 fiscal year.

     Through a subsidiary, we lease a restaurant property in Macon, Georgia from a limited partnership controlled by B. F. "Jack" Lowery, one of our directors. The annual rent is the greater of (i) 12% of the total initial cost of the land, buildings and improvements, or (ii) 5% of the total restaurant sales plus 3% of the gift shop sales. The lease, which was originally entered into in 1981, expires on June 1, 2011 with one 10-year option remaining. During the 2004 fiscal year, our subsidiary paid a total of $186,126 in lease payments to the limited partnership.

     We and our subsidiaries also use the services of Fleishman-Hillard, Inc., an international public relations firm, in connection with our product and service marketing efforts, as well as with general CBRL public relations activities. Martha M. Mitchell, a director, is a Senior Partner in that firm.
During the past fiscal year, we, or our subsidiaries, paid $342,884 to Fleishman-Hillard, Inc. for its consulting services, including corporate media consulting and response and concept marketing, plus reimbursement of direct expenses.

     We negotiated each of these transactions on an arms-length basis and each of these transactions have been reviewed and approved by the Audit Committee of the Board of Directors. We believe that these transactions are fair and reasonable and that their terms are no less favorable than could be obtained from unaffiliated persons.

     Although not required to be disclosed by SEC regulations, we also note that we use the services of Corporate Communications, Inc., a financial public relations firm in Nashville, Tennessee, of which Charles E. Jones, Jr., a director, is president and the major shareholder. During the past fiscal year, we paid $24,000 to Corporate Communications, Inc. for services, plus reimbursement of direct expenses including distribution of our annual report, proxy materials, and financial press releases.

SHAREHOLDER RETURN
PERFORMANCE GRAPH


--------------------------------------------------------------------------------

     This graph compares the cumulative percentage change in the return on the shares of our common stock (assuming reinvestment of dividends) each year for the last five years with the Standard & Poor's 400 MidCap Index and a Total
Return Index comprised of all Nasdaq companies with the same two-digit SIC (Standard Industrial Classification) code (58-Eating and Drinking Places) as CBRL. The data set forth in the chart below has been provided by The Nasdaq Stock Market.



                      [SEE ACCOMPANYING PDF FILE FOR GRAPH]




                        1999      2000      2001      2002      2003      2004
--------------------------------------------------------------------------------
CBRL                     100        79       127       175       234       219
NASDAQ(SIC Code 58xx)    100        93       132       147       176       206
S&P 400 Midcap           100       118       126       103       121       142


STOCK OWNERSHIP OF MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS


--------------------------------------------------------------------------------

     As of September 24, 2004, no person who was not a director or executive officer of CBRL was known to management to beneficially own more than 5% of our outstanding common stock.

     The following table shows how much of our common stock is owned, as of September 24, 2004, by all directors and named executive officers, and by all current directors and executive officers as a group. Unless otherwise noted, these persons may be contacted at our executive offices, and they have sole voting and investment power with respect to the shares indicated.



Name of Beneficial Owner                                  Shares Beneficially Owned (1)         Percent of Class
--------------------------------------------------------------------------------------------------------------

Michael A. Woodhouse                                                            642,705             1.3%
Donald M. Turner                                                                104,592               *
Dan W. Evins                                                                     72,647               *
Lawrence E. White                                                               106,555               *
David L. Gilbert                                                                 60,445               *
James D. Carreker                                                                 1,667               *
Robert V. Dale                                                                   71,083               *
Robert C. Hilton                                                                102,966               *
Charles E. Jones, Jr.                                                            79,116               *
B. F. "Jack" Lowery                                                             231,792               *
Martha M. Mitchell                                                               43,739               *
Andrea M. Weiss                                                                       0               *
Jimmie D. White                                                                  23,170               *
All executive officers and directors as a
group (18 persons)                                                            1,664,506             3.3%
--------------------------
*Less than one percent.

(1) Includes the following number of restricted shares and shares subject to options exercisable by the named holders within 60 days:

Michael A. Woodhouse                                 567,820  Robert C. Hilton                                93,713
Donald M. Turner                                     104,592  Charles E. Jones, Jr.                           68,401
Dan W. Evins                                          36,277  B. F. "Jack" Lowery                            124,337
Lawrence E. White                                     95,266  Martha M. Mitchell                              43,089
David L. Gilbert                                      55,945  Andrea M. Weiss                                      0
James D. Carreker                                          0  Jimmie D. White                                  1,667
Robert V. Dale                                        68,401
                                                              All executive officers and directors         1,379,520
                                                              as a group (18 persons)

The shares described in this note are considered outstanding for the purpose of computing the percentage of outstanding CBRL common stock owned by each named individual and by the group. They are not considered outstanding for the purpose of computing the percentage ownership of any other person.

PROPOSAL 2:
AMENDMENT TO 2002 INCENTIVE COMPENSATION PLAN


--------------------------------------------------------------------------------


What is the Incentive Plan?

     The Incentive Plan is a compensation plan that is intended to motivate selected employees of CBRL and certain of our subsidiaries and affiliates to put forth maximum efforts toward our continued growth, profitability and success. The Incentive Plan also enables us to attract, retain and reward directors who are not our employees and meet our "independence" requirements. Shareholders approved the Incentive Plan on November 26, 2002, and the plan became effective at that time. The Incentive Plan provides for a number of types of incentive compensation to our executives, including options, stock appreciation rights, cash awards and restricted stock. In the case of our directors, however, the Incentive Plan provides only for an annual grant of options to purchase 5,000 shares of our common stock.


What is the proposed amendment to the Incentive Plan?

     The amendment proposes to modify the Incentive Plan to allow us more flexibility in equity awards for our directors. The amendment will allow us to provide for annual grants to our directors of options to acquire up to 5,000 shares of our common stock, or awards of up to 2,000 shares of restricted stock or restricted stock units.


Why is the Board recommending amendment of the Incentive Plan?

     The Board believes it must have more flexibility in the forms of equity compensation that will be received by directors to both ensure that we are competitive in our director compensation in order to continue to attract and retain the highest caliber of directors and to ensure that we are continuing to closely align the interests of directors with the long term interests of shareholders. We believe that the proposed amendment will help us to increase shareholders' value and further the goals of the Incentive Plan by providing outside directors with a more direct interest in CBRL through a restricted stock or restricted stock unit grant as part of their compensation. Additionally, the Board of Directors has determined that it would be in the best interests of the Company if the directors were encouraged to achieve certain share ownership requirements over a five-year period. The specific guidelines were determined based on a compensation practice review by independent director compensation consultants and are effective in fiscal 2005 for incumbents and in the first full fiscal year after election to the Board of Directors for new directors.


Has the Board adopted the amendment to the Incentive Plan?

     Yes, but the Board's adoption of the amendment is subject to shareholder approval at the Annual Meeting.

When will the amendment become effective?

     The amendment to the Incentive Plan will become effective on the date it is approved by our shareholders. If the amendment is approved at the Annual Meeting, it will become effective on November 23, 2004.


What are the benefits or amounts that will be received by directors if the amendment is approved?

     The amendment to the Incentive Plan affects only awards to directors. If the amendment is approved by shareholders, we intend to initially substitute grants of 2,000 shares of restricted stock for the option to purchase 5,000 shares of CBRL common stock, which previously has been part of each director's annual compensation. As proposed, subject to shareholder approval, this 2,000 share grant would vest in its entirety three years from the date of grant. The following table sets forth the annual award of restricted stock to be made under the Incentive Plan to our current directors who are not executive officers, as a group, assuming the amendments are adopted by our shareholders at the Annual Meeting. Future awards to directors under the Incentive Plan, as proposed to be amended, are not determinable because any awards are in the Compensation Committee's discretion and no determination for future awards has been made at this time.

            New Plan Benefits--CBRL 2002 Incentive Compensation Plan

                                                           Number of Restricted
Name and Position                 Dollar Value(1)              Stock Shares
-----------------                 ---------------              ------------
Non-Executive Director Group         $575,200                     16,000

--------------------------
(1) The dollar value of the restricted stock shares will fluctuate depending on the value of the underlying common stock. For purpose of this disclosure, we have determined the dollar value of the restricted stock shares based on the fair market value of our common stock on September 24, 2004 ($35.95).


What are the benefits or amounts that will be received by executives if the amendment is approved?

     The amendment to the Incentive Plan affects only awards that will be granted to non-executive directors.


What happens if shareholders fail to approve this amendment?

     If this amendment is not approved by the shareholders at the Annual Meeting, directors will not receive restricted stock or restricted stock unit grants under the Incentive Plan as part of their annual compensation; however, the grant of an option to purchase 5,000 shares of CBRL common stock, as previously approved by shareholders under the Incentive Plan and described above under the caption "Board of Directors and Committees--How are directors compensated?", will continue in the future.


What does the Board of Directors recommend?

     Our Board recommends that you vote FOR the amendment to the Incentive Plan.

PROPOSAL 3:
APPROVAL OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


--------------------------------------------------------------------------------


Who has the Audit Committee retained as our independent registered public accounting firm?

     The Audit Committee has retained Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year.


How long has Deloitte & Touche LLP served as our independent registered public accounting firm?

     Deloitte & Touche LLP has served as our independent registered public accounting firm since 1972.


Will representatives of Deloitte & Touche LLP attend the Annual Meeting?

     Representatives of Deloitte & Touche LLP have been requested to attend the Annual Meeting. These representatives will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.


What happens if shareholders fail to approve the appointment of Deloitte & Touche LLP as our independent registered public accounting firm?

     If shareholders fail to approve the appointment of Deloitte & Touche LLP, the Audit Committee will reconsider the appointment but in its discretion may still direct the appointment of Deloitte & Touche LLP. Also, if the appointment of Deloitte & Touche LLP is approved, the Audit Committee in its discretion may still direct the appointment of a different independent registered public accounting firm at any time and without shareholder approval if the Audit Committee believes that such a change would be in our best interest and the best interest of our shareholders.


What does the Board of Directors recommend?

     Our Board recommends that you vote FOR the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2005 fiscal year.

FEES PAID TO AUDITORS


--------------------------------------------------------------------------------


What fees have been paid to the independent registered public accounting firm during the last two years?

     The following table sets forth certain fees billed to CBRL by Deloitte & Touche LLP in connection with various services provided to us throughout fiscal year 2003 and fiscal year 2004.


                                 Aggregate Fees             Aggregate Fees
Service                       Billed for FY 2003($)      Billed for FY 2004($)
-------                    -------------------------  --------------------------

Audit Fees(1)                        365,655                   499,641
Audit-Related Fees(2)                 15,094                   319,450
Tax Fees(3)                        1,684,196                   870,141
All Other Fees                             0                         0
                          --------------------------  --------------------------
Total Fees                         2,064,945                 1,689,232
                          ==========================  ==========================


(1) Represents aggregate fees for professional services rendered for the audit of our consolidated financial statements contained in our Annual Reports on Form 10-K for the fiscal years ended 2004 ($350,731) and 2003 ($310,649), for reviews of our consolidated financial statements contained in our Quarterly Reports on Form 10-Q for the first three quarters of fiscal 2004 ($60,684) and 2003 ($38,361), review during 2004 of our internal control documentation for our assessment of internal control that will be required in 2005 by regulations promulgated pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 ($63,926), for the issuance of consents during 2004 ($8,000) and 2003 ($3,345) and for review of documents filed with the SEC during 2004 ($16,300) and 2003 ($13,300).

(2) Represents aggregate fees for professional services rendered for the audit of the Company's retirement savings plan for 2004 ($17,461) and 2003 ($15,094) and permitted advisory services relative to Section 404 of the Sarbanes-Oxley Act of 2002 during 2004 ($301,989).

(3) Represents aggregate fees for tax services rendered for audit examination support, consulting and compliance for 2004 ($57,875, $173,362 and $638,904, respectively) and 2003 ($216,375, $1,161,926 and $305,895, respectively).

SHAREHOLDER PROPOSALS FOR 2005 ANNUAL MEETING


--------------------------------------------------------------------------------

     To be considered for inclusion in our proxy materials relating to the 2005 Annual Meeting of Shareholders, proposals must be submitted by eligible shareholders who have complied with the relevant regulations of the SEC and must be received no later than June 23, 2005. In addition, if we are not notified of a shareholder proposal by September 7, 2005, then the proxies held by our management may provide the discretion to vote against such shareholder proposal, even though the proposal is not discussed in our proxy materials sent in connection with the 2005 Annual Meeting of Shareholders. Shareholder proposals should be mailed to Corporate Secretary, CBRL Group, Inc., P. O. Box 787, Lebanon, Tennessee 37088-0787.



SHAREHOLDER COMMUNICATIONS


--------------------------------------------------------------------------------

     Our Board provides a process for shareholders to send communications to the Board. All correspondence addressed to the Board of Directors or to one or more members of the Board of Directors should be sent to: CBRL Group, Inc., c/o Corporate Secretary, P. O. Box 787, Lebanon, TN, 37088-0787, or e-mail at jim.blackstock@cbrlgroup.com, or via fax at (615) 443-9818, or website communication on the Investor Relations section of our website located at www.cbrlgroup.com.

     All correspondence received by the Corporate Secretary will be promptly acknowledged and reviewed by the Corporate Secretary, who will determine whether the correspondence should be forwarded immediately to the Board of Directors or any member of the Board of Directors or whether the correspondence should be presented to the Board of Directors at its next regular meeting. The Corporate Secretary will consult with the chair of the Nominating and Corporate Governance Committee if there is a question concerning the need for immediate review by the Board of Directors or by any member of the Board of Directors.



ANNUAL REPORT AND FINANCIAL INFORMATION


--------------------------------------------------------------------------------

     A copy of our Annual Report to Shareholders for fiscal year 2004 is being mailed to each shareholder with this Proxy Statement. A copy of our Annual Report on Form 10-K, and a list of all its exhibits, will be supplied without charge to any shareholder upon written request sent to our principal executive offices: CBRL Group, Inc., Attention: Investor Relations, P. O. Box 787,
Lebanon, Tennessee 37088-0787. Exhibits to the Form 10-K are available for a reasonable fee. You may also view our Annual Report on Form 10-K and its exhibits on-line at the SEC website at www.sec.gov, or via our website at www.cbrlgroup.com.

OTHER BUSINESS


--------------------------------------------------------------------------------

     Our management is not aware of any other matters to be brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect to those matters in accordance with their best judgment.

                                                              Appendix A
                                                              Form of Proxy Card

                                CBRL GROUP, INC.

       Proxy Solicited by and on behalf of the Board of Directors for the Annual Meeting of Shareholders to be held on Tuesday, November 23, 2004.

     The undersigned hereby appoints Michael A. Woodhouse and James F. Blackstock, and each of them, as proxies, with full power of substitution, to vote all shares of the undersigned as shown below on this proxy at the Annual Meeting of Shareholders of CBRL Group, Inc. to be held at the Company's offices located at 305 Hartmann Drive, Lebanon, Tennessee, on Tuesday, November 23, 2004, at 10:00 a.m., Central Time, and at any adjournments of that meeting.

The Board of Directors recommends a vote "FOR" each of the proposals.

1.     TO ELECT DIRECTORS:

       [ ] FOR ALL of the following nominees: James D. Carreker, Robert V. Dale, Robert C. Hilton, Charles E. Jones, Jr., B.F. "Jack" Lowery, Martha M. Mitchell, Andrea M. Weiss, Jimmie D. White and Michael A. Woodhouse.

       [ ] FOR ALL nominees EXCEPT* [withhold authority to vote for the following nominee(s)]: *Please print name(s) of nominees for whom you wish to withhold authority to vote:

       -------------------------------------------------------------------------

       [ ] WITHHOLD AUTHORITY to vote for all nominees.

2.     TO APPROVE THE AMENDMENT TO THE CBRL 2002 INCENTIVE COMPENSATION PLAN.

       [ ]  FOR     [ ]  AGAINST     [ ]  ABSTAIN

3. TO APPROVE THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2005.

       [ ]  FOR     [ ]  AGAINST     [ ]  ABSTAIN

4. IN THEIR DISCRETION, TO TRANSACT ALL OTHER BUSINESS, INCLUDING A VOTE TO ADJOURN THE MEETING, THAT IS PROPERLY BROUGHT BEFORE THE MEETING OR ANY ADJOURNMENT OF THE MEETING.

                       [Please sign and date this Proxy.]

Your shares will be voted in accordance with your instructions. If no choice is specified, shares will be voted FOR all nominees in the election of directors, FOR the approval of the amendment to the CBRL 2002 Incentive Compensation Plan and FOR approval of the selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm.

                                         Date                             , 2004
                                              ----------------------------

                                         PLEASE SIGN HERE AND RETURN PROMPTLY

                                         ---------------------------------------

                                         ---------------------------------------


                                         Please   sign  exactly   as  your  name
                                         appears  at left.  If registered in the
                                         names of  two  or  more  persons,  each
                                         should sign. Executors, administrators,
                                         trustees,   guardians,   attorneys  and
                                         corporate  officers  should  show their
                                         full titles.


--------------------------------------------------------------------------------

 If you have changed your address, please PRINT your new address on this line.


                                      A-2